EXHIBIT 3.1

CERTIFICATE OF INCORPORATION
OF
GREENWICH CAPITAL COMMERCIAL FUNDING CORP.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “General Corporation Law of the State of Delaware”) hereby certifies that

ARTICLE I

NAME

The name of the Corporation is Greenwich Capital Commercial Funding Corp.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road in the City of Wilmington, County of New Castle 19805.  The name of the Corporation’s registered agent is Corporation Service Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in the following activities:

(a)  to acquire, own, hold, sell, transfer, assign, pledge or otherwise deal with securities, certificates, notes, loans, receivables, accounts, sales contracts, royalties, leases, lease payments or present or future rights to income or other payments of any kind whatsoever (collectively, “Cash Flow Assets”), together, in each case, with any related collateral security, guarantees and other forms of support (collectively, “Related Security”);

(b)  to loan the funds of the Corporation to any person under loan agreements or other agreements which may be secured, in whole or in part, by collateral of any kind whatsoever;

(c)  to establish trusts, partnerships or other entities for the purpose of issuing or otherwise dealing with Cash Flow Assets and Related Security; and

(d)  to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Delaware, so long as the same are incidental to or necessary or convenient to accomplish the purposes specified in paragraphs (a), (b) and (c) of this Article III.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have the authority to issue is one thousand (1,000) shares designated as Common Stock and the par value of each share of Common Stock is one dollar ($1.00), amounting in the aggregate to one thousand dollars ($1,000.00).

ARTICLE V

INCORPORATOR

The name and mailing address of the sole incorporator is Paul Stevelman, care of Greenwich Capital Holdings, Inc., 600 Steamboat Road, Greenwich, CT 06830.

ARTICLE VI

CORPORATE GOVERNANCE

The following provisions shall govern management of the business and the conduct of the affairs of the Corporation and for further definition, shall limit and regulate the powers of the Corporation and the powers of its directors and stockholders:

(a)  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which shall hold appropriate meetings to authorize all the Corporation’s actions.

(b)  In furtherance and not in limitation of the powers conferred by statutes, the Board of Directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

(c)  The number of directors of the Corporation shall be no fewer than one and no greater than six and the exact number shall be as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation.  Election of directors need not be by written ballot unless the bylaws so provide.  At all times, at least one of the directors (the “Outside Director”) serving on the Board of Directors shall be an individual who at no time is or has been an officer or employee of the Corporation or a director, officer or employee of any direct or indirect parent of the Corporation or any Affiliate who shall at no time hold any beneficial interest in the Corporation; provided that such Outside Director may serve in similar capacities for other “special purpose corporations” formed by any direct or indirect parent of the Corporation or any Affiliate.  As used in this Certificate of Incorporation, “Affiliate” shall mean, with respect to any entity, any entity other than the Corporation, controlling or controlled by or under common control with such entity, and “control” means the power to direct the management and policies of such entity, directly or indirectly whether through ownership of voting securities, by contract or otherwise.  Such Outside Director, in voting on matters subject to the approval of the Board of Directors of the Corporation, shall at all times take into account the interests of creditors of the Corporation, as well as the interests of the Corporation.

(d)  In addition to the powers and authority hereinabove or by Statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and thing as may be exercised or done by the Corporation, subject nevertheless to the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), this Certificate of Incorporation and the bylaws of the Corporation; provided, however, that no bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such bylaws had not been adopted.  The Corporation’s Board of Directors shall duly authorize all of the Corporation’s actions.  Notwithstanding any other provisions of this Certificate of incorporation, a vacancy in the directorship filled by an Outside Director shall not limit or otherwise restrict the Board of Directors from taking any action which it is otherwise authorized to take hereunder or under applicable law, except any action described in Articles III, VII, VIII, IX, X and XIII.

(e)  The Corporation’s funds and other assets will not be commingled with those of any of its stockholders or of any direct or indirect parent of the Corporation or any affiliate of any such parent.

(f)  The Corporation will maintain separate corporate records and books of account from those of any of its stockholders or of any direct or indirect parent of the Corporation or of any affiliate of any such parent.

(g)  The Corporation shall establish an office through which its business will be conducted separately and apart from that of any direct or indirect parent of the Corporation or any Affiliate of such parent, although a parent or an Affiliate may lease space to the Corporation.

(h)  The Corporation shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned.

(i)  The Corporation shall provide for its operating expenses and liabilities from its own funds, which may include funds borrowed from Affiliates (other than a direct or indirect parent of the Corporation) (although certain organizational expenses of the Corporation may be paid by a direct or indirect Parent).

(j)  The Corporation shall, when appropriate, obtain proper authorization from its directors or stockholders for corporate action.

(k)  The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business.

(l)  The Corporation shall not hold itself out as being liable for the debts of any other entity and shall not permit any direct or indirect parent of the Corporation or any Affiliate to hold itself out as liable for the debts of the Corporation.

(m)  Each of the Corporation and any direct or indirect parent of the Corporation or any Affiliate shall maintain an arm’s-length relationship with the other.

ARTICLE VII

RESTRICTION ON THE ISSUANCE OF DEBT

(a)  The Corporation shall not issue, incur, assume or guarantee any debt securities or certificates without the Corporation having received confirmation from each rating agency rating any outstanding debt security or certificate issued by the Corporation that such action by the Corporation shall not result in the termination or lowering of the rating of such debt security or certificate.

(b)  The Corporation shall not incur, assume or guarantee any indebtedness except for such indebtedness that (i) is a capital stock liability; (ii) is an account payable and expense accrual incurred in the ordinary course of business, including fees and expenses payable pursuant to a collateral custody, pledge and security agreement entered into by any trustee or lender (collectively, the “Lenders”) under any indenture, pooling and servicing agreement, loan agreement or similar agreement to which the Corporation is party (collectively, the “Loan Agreements”); or (iii) is short-term borrowing from Affiliates for the purpose of paying organizational and certain ongoing expenses of the corporation and initial expenses of filing any registration statement with the Securities and Exchange Commission.

(c)  The Corporation shall not engage in any business or activity other than in connection with or relating to the issuance of indebtedness evidenced by the Loan Agreements and such activities as are reasonable and necessary to enable the Corporation to carry out its purposes as set forth in Article III hereof.

(d)  The Corporation shall not consolidate (other than for federal income tax purposes) or merge with or into any other entity or convey or transfer its properties and assets, substantially or in the entirety, to any entity (other than as described In paragraphs (a), (b), (c) or (d) of Article III hereof) unless (a) the entity (if other than the Corporation) formed or surviving such consolidation or merger or that acquires by conveyance or transfer the properties and assets of the Corporation substantially or in the entirety, shall be organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and shall expressly assume, by a supplement to each Loan Agreement, executed and delivered to each Lender under each Loan Agreement, in form satisfactory to each lender under each Loan Agreement, the due and punctual payment of the principal of and interest on all indebtedness then outstanding under each Loan Agreement and the performance of every covenant of each Loan Agreement on the part of the Corporation to be performed or observed and shall be subject to the restrictions set forth in this Certificate of Incorporation, (b) immediately after giving effect to such transaction, no default or event of default under any Loan Agreement shall have occurred and be continuing and (c) the Corporation shall have delivered to each Lender under each Loan Agreement an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger conveyance or transfer and such supplement comply with the Loan Agreement and that all conditions precedent provided for in each such Loan Agreement relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Corporation substantially as provided above, the entity formed by or surviving such consolidation or merger (if other than the Corporation) or the entity to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Corporation under each Loan Agreement with the same effect as if such entity had been named as the “Issuer” or “Borrower” therein.  In the event of any conveyance or transfer, the entity named as the “Issuer” or “Borrower” in each such Loan Agreement or any successor that shall theretofore have become such in the manner prescribed in each such Loan Agreement may be dissolved, wound-up and liquidated at any time thereafter, and such entity thereafter shall be released from its liabilities as obligor and maker on all of the indebtedness, and from its obligations under the Loan Agreements.

ARTICLE VIII

MERGERS, CONSOLIDATIONS AND ASSET TRANSFERS

The Corporation shall not merge or consolidate with any other entity or convey or transfer all or substantially all of its property or assets to another entity, if any of the securities issued by such other entity is not rated at least as high as each security issued by the Corporation that has been rated by the rating agency and if such other entity would not be subject to the provisions of this Certificate of Incorporation.  A pledge of assets by the Corporation in connection with the issuance of debt shall not be considered a transfer.  Additionally, the Corporation may transfer any residual interest in assets so pledged to any third person and such transfer shall not constitute a transfer subject to this Article.

ARTICLE IX

BANKRUPTCY

The Corporation shall not commence any case, proceeding or other action relating to bankruptcy, insolvency, reorganization or relief of debtors, or seek to have an order for relief entered with respect to it, or seek to adjudicate it a bankrupt or insolvent, or seek reorganization, arrangement, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts or make a general assignment for the benefit or creditors without the unanimous vote a the entire Board of Directors.

ARTICLE X

COMPROMISE OR ARRANGEMENT BETWEEN
CORPORATION AND ITS CREDITORS OR STOCKHOLDERS

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of

Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors and/or on all the stockholder or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

LIABILITY OF DIRECTORS

To the maximum extent permitted by the General Corporation Law as from time to time amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE XII

DURATION

The Corporation is to have perpetual existence.

ARTICLE XIII

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no such amendment of Article III, VI, VII, IX, X or this Article XIII shall be effective without the Corporation having received (a) the affirmative vote in favor thereof of 80% of the outstanding stock of the Corporation and (b) either (i) the prior written consent of each trustee under any Loan Agreement, indenture of other agreement pursuant to which publicly offered or privately placed debt or other securities of the Corporation or of any subsidiary thereof or business trust formed thereby has been issued and remains outstanding or (ii) if such securities are rated by a nationally recognized statistical rating agency, the prior confirmation from each such rating agency that such amendment shall not result in the qualification, downgrade or withdrawal of the rating of such securities.

ARTICLE XIV

SPECIAL COVENANTS FROM LENDERS

The Corporation shall receive a covenant from all creditors, other than Lenders or Affiliates, prior to incurring debt, that no bankruptcy petition shall be filed against the Corporation until at least 90 days have expired since payment in full to the Lenders.

IN WITNESS WHEREOF, I have hereunto set my hand on this 18th day in  November, 1999.

/s/ Paul D. Stevelman
Paul D. Stevelman

AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF
GREENWICH CAPITAL COMMERCIAL FUNDING CORP.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

The undersigned, Linda M. Sulsenti, being a Senior Vice President and Assistant Secretary of Greenwich Capital Commercial Funding Corp., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

1.	The legal name of the Company is Greenwich Capital Commercial Funding Corp.

2.	The Company filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on November 18, 1999, together with any amendments if any thereafter.

3.	Management of the Company authorizes the submission of this amendment to the Certificate of Incorporation of the Company changing the name of the Company to:

RBS Commercial Funding Inc.

4.	The effective date of such name change and amendment to the Company’s Certificate of Incorporation is July 8, 2009.

IN WITNESS WHEREOF, the undersigned has signed this amendment to the Certificate of Incorporation on behalf of the Company on this 8th day of July, 2009.

/s/ Linda M. Sulsenti
Linda M. Sulsenti
Senior Vice President and Assistant Secretary